EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Parker Drilling Company:
We consent to the incorporation by reference in the registration statement (No. 333-197977) on Form S-3, in registration statements (Nos. 333-188754, 333-184230, 333-167695) on Form S-8 of Parker Drilling Company of our report dated February 24, 2016, with respect to the consolidated balance sheets of Parker Drilling Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Parker Drilling Company.
/s/ KPMG LLP
Houston, Texas
February 24, 2016